Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Teri Dahlman (617) 995-9807 (investors)

IDENIX ANNOUNCES REMOVAL OF THE PARTIAL CLINICAL HOLD ON

HCV NUCLEOTIDE INHIBITOR, IDX184

CAMBRIDGE, Mass., February 3, 2012 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that it has received notification from the U.S. Food and Drug Administration (FDA) that the partial clinical hold on IDX184 has been removed and that the Company’s 12-week phase IIb study evaluating IDX184 in combination with pegylated interferon and ribavirin (PegIFN/RBV) may continue. IDX184, the Company’s lead product candidate for the treatment of hepatitis C virus (HCV) infection is a pan-genotypic oral nucleotide polymerase inhibitor, and has demonstrated a high barrier to resistance in vitro and potent antiviral activity in both preclinical and clinical studies. Recently announced interim phase IIb data demonstrated favorable antiviral activity and no serious adverse events.

“After review of the interim safety and antiviral activity results from the IDX184 phase IIb clinical trial, the FDA removed the partial clinical hold and has allowed us to continue enrollment of this study,” Ron Renaud, President and Chief Executive Officer of Idenix, commented. “Importantly, this allows us to expand the phase IIb program and evaluate IDX184 in interferon-free combination regimens with other direct-acting antivirals. We are working toward beginning all-oral combination trials as quickly as possible.”

About IDX184 Phase IIb Study

In July 2011, Idenix initiated enrollment of treatment-naïve genotype 1 HCV-infected patients into a randomized, double-blind, parallel group phase IIb clinical trial of IDX184. The study features two treatment arms, either 50 mg or 100 mg of IDX184 administered once-daily for 12 weeks, each arm in combination with PegIFN/RBV. Study objectives include safety and tolerability, and antiviral activity endpoints. The FDA has agreed to truncate the study from 100 patients, as in the original protocol, to a total of 60 patients, and to expand the enrollment criteria.

About IDX184 Partial Clinical Hold

A clinical hold originally was issued in September 2010 as a result of three cases of elevated liver function tests observed during a drug-drug interaction study in healthy volunteers of the combination of IDX184 and IDX320, an investigational HCV protease inhibitor. Idenix reviewed available data and conducted additional preclinical studies. With the help of independent experts and an external safety committee, the Company concluded that the observed toxicity was likely caused by IDX320 and submitted all data to the FDA. At the beginning of 2011, the FDA removed a full clinical hold on IDX184, and the program was placed on partial clinical hold allowing the Company to initiate the 12-week phase IIb study for IDX184 in July 2011. In January 2012, Idenix submitted interim phase IIb data for the first 31 patients to the FDA, along with a recommendation from the independent Data Safety Monitoring Board to continue the study, and requested removal of the partial clinical hold on IDX184. The partial clinical hold has now been removed allowing the initiation of dosing of an additional 30 patients in the ongoing phase IIb clinical trial and the initiation of a broad phase IIb program with IDX184 in the coming months.

About IDX184

IDX184 is an unpartnered, novel, liver-targeted nucleotide prodrug of 2’-methyl guanosine, which includes Idenix’s proprietary liver-targeting technology. This technology enables the delivery of nucleoside monophosphate to the liver, leading to the formation of high levels of nucleoside triphosphate, potentially maximizing drug efficacy and limiting systemic side effects with low, once-daily dosing.

About Idenix

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX184 or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of hepatitis C; the likelihood and success of any future clinical trials involving our drug candidates; and expectations with respect to funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s dependence on its collaboration with Novartis Pharma AG; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

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